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                                                                    EXHIBIT 99.1


[CABOT MICROELECTRONICS LOGO]

September 29, 2000

Dear Stockholder;

I am pleased to welcome you to the growing number of Cabot Microelectronics Corporation ("Cabot Microelectronics") stockholders. The September 29, 2000 spin-off by Cabot Corporation ("Cabot") of its remaining 80.5% interest in Cabot Microelectronics, formerly the Microelectronics Materials Division of Cabot Corporation, completes a process started on April 4, 2000 when Cabot Microelectronics became a publicly traded company through an initial public offering. This divestiture allows us to become a completely independent company and reach a broader base of stockholders.

Cabot Microelectronics is the pioneer and leading supplier of sophisticated products for polishing semiconductor devices. Known as chemical mechanical planarization (CMP), this polishing process enables the manufacture of smaller, faster and more complex chips. Various end-use products like cell-phones, the internet, and consumer electronics create compelling demand for these chips and, therefore, CMP. Fueled by the adoption of new materials and more complex chip fabrication processes, CMP continues to penetrate the global semiconductor market. In fact, the CMP sector is the fastest growing segment of the semiconductor industry and has been the core driver of our success. With our leading market and technology position, we are well prepared to participate in this growth. Enclosed is a brochure, which provides a more detailed overview of our company, our products and the impact they have on our customers.

Cabot Microelectronics' track record of profitable growth has been recognized by entities such as Investor's Business Daily, which named us as #1 on its August 18, 2000 "Tech 200 List", and Standard and Poor's who selected us for the S&P MidCap 400 on September 22, 2000.

The enclosed certificate represents 0.280473721 shares of common stock of Cabot Microelectronics for each share of Cabot Corporation common stock owned by you at 5:00 p.m. EST on September 13, 2000 (the record date). Between the record date and market close on September 29, 2000 (the distribution date), shares of Cabot common stock traded on the market with the right to receive the Cabot Microelectronics stock dividend that is payable with respect to such shares of Cabot common stock. Cabot Corporation will not be distributing fractional shares of Cabot Microelectronics common stock. Instead, Cabot Corporation's Distribution Agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. Such holders will then receive a cash payment in the amount of their pro rata share of the total net proceeds of that sale. A check for any cash in lieu of the fractional share will be mailed within the next few weeks from EquiServe, as Distribution agent. At that time, all stockholders will also be provided with certain tax information concerning this distribution. If you have any questions about the enclosed stock certificate or the fractional share interest, you may contact EquiServe directly at (781) 575-3170. If you have questions about Cabot Microelectronics, you may contact Cabot Microelectronics Investor Relations at
(630) 499-2600. If you have questions about Cabot Corporation, you may contact Cabot Corporation Investor Relations at (617) 342-6244.



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Cabot Microelectronics Corporation common stock is traded on the NASDAQ National
Market under the symbol "CCMP."

We look forward to an exciting future characterized by continued progress in our core and new business pursuits. For more information on Cabot Microelectronics, visit our website www.cabotcmp.com or call 630/499-2600.

Sincerely,

/s/ Matthew Neville

Dr. Matthew Neville
President and CEO






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